Execution Copy

INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

AGREEMENT made as of the 15th day of November, 2010 by and among Sun Capital Advisers LLC, a Delaware limited liability company (the "Investment Adviser"), Sun Capital Advisers Trust, a Delaware statutory trust (the "Trust"), on behalf of its series, SC Ibbotson Tactical Opportunities Fund (the “Fund”), and Ibbotson Associates, Inc., an Illinois corporation (the “Subadviser").

WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Fund is a series of the Trust;

WHEREAS, the Investment Adviser and the Subadviser are investment advisers registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the provisions of the Investment Advisory Agreement dated November 10, 2010 between the Investment Adviser and the Trust, on behalf of the Fund, the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

WHEREAS, the Investment Adviser has selected the Subadviser to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below, and the Subadviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Investment Adviser, the Trust and the Subadviser agree as follows:

1.           Investment Advisory and Management Services to be Provided by the Subadviser.  The Investment Adviser hereby appoints the Subadviser to serve as subadviser to the Fund and the Subadviser hereby accepts such appointment.  Subject to the supervision of the Investment Adviser, Subadviser will regularly provide the Fund with an investment program concerning the investments of the Fund (the “Investment Program”).  In connection with the obligation to provide the Fund with the Investment Program, the Subadviser will be responsible on a continuing basis for:  a) identifying a universe of exchange-traded fund (“ETF”) securities in which the Fund may invest; b) selecting the individual ETF securities in which the Fund’s portfolio is to be invested; c)  determining the target allocation, as a percentage of the Fund’s total assets, to be invested in each of the selected ETF securities as well as the target allocation of the Fund’s total assets to be held in cash, cash equivalents and money market funds; d) establishing tolerances within which the Fund’s portfolio holdings may be permitted to deviate from the target allocations due to market movements, changes in the market prices of the selected ETF securities, or any other circumstances beyond the Subadviser’s or Investment Adviser’s control; and e) communicating the Investment Program to the Investment Adviser by providing investment allocation instructions on a monthly basis or more frequently as circumstances may require either in the Subadviser’s judgment or as requested by the Investment Adviser.

The Subadviser’s Investment Program for the Fund will be subject always to the provisions of the Trust’s Declaration of Trust and By-laws and the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Fund (including, without limitation, the requirements of Subchapters L and M of the Internal Revenue Code of 1986, as amended) (the "Code"), as each of the same shall be from time to time in effect or set forth in the Fund’s Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Trust’s Board of Trustees (the “Board” or “Trustees”) or the Investment Adviser may from time to time establish and deliver in writing to the Subadviser.

The Subadviser shall have no responsibility for effecting transactions for the Fund’s portfolio.

The Subadviser will also make its officers and employees available to meet with the officers of the Investment Adviser and the Trust’s officers and Trustees at least quarterly on due notice to review the investments and Investment Program of the Fund in the light of current and prospective economic and market conditions.  From time to time as the Board of Trustees of the Trust or the Investment Adviser may reasonably request, the Subadviser will furnish to the Investment Adviser and Trust’s officers and to each of its Trustees, at the Subadviser's expense, reports relating to the investment strategies it employs, in such detail as the Trust or the Investment Adviser may reasonably request.

In addition, the Subadviser will provide a quarterly certification, in the form provided by the Investment Adviser from time to time, that the Subadviser’s Investment Program for the Fund’s portfolio is in accordance with the provisions of this Agreement.  The Subadviser acknowledges and agrees that the Investment Adviser may, in its discretion, provide such quarterly compliance certifications to the Board.  The Subadviser agrees to correct promptly any failure on its part and to take any action that the Investment Adviser may reasonably request in connection with any breach of this Agreement.  The Subadviser shall also provide the officers of the Fund with supporting certifications in connection with such certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act

The Subadviser will:  a) cooperate with and provide reasonable assistance to the Investment Adviser and, as needed, the Fund’s custodian and foreign custodians, transfer agent and all other agents and representatives of the Trust and the Investment Adviser; b) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust, on behalf of the Fund, and the Investment Adviser; c) provide prompt responses to reasonable requests made by such persons; and d) maintain any appropriate interaction with each to promote the exchange of information.

The Subadviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act.  The Subadviser shall permit the Investment Adviser, the Fund’s officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon due notice.

If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Fund, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.  The Subadviser's services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Subadviser may render investment advice, management and other services to others.

The Subadviser is prohibited from consulting with any other subadviser to any other series of the Trust concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

2.           Services to be Provided by the Investment Adviser.  The Investment Adviser will be responsible for implementing the Investment Program as provided by the Subadviser.  With respect to the portion of the Fund’s portfolio allocated to ETF securities, the Investment Adviser will not exercise investment discretion and will seek guidance from the Subadviser for any circumstance that is not addressed in the Investment Program.  With respect to that portion of the Fund’s portfolio allocated to cash, cash equivalents and money market funds under the Investment Program, the Investment Adviser will be responsible for selecting and managing the Fund’s cash investments and cash.

In order to implement the Investment Program, the Investment Adviser will be responsible for:  a) calculating, on a continuing basis and in accordance with the most recent Investment Program provided by the Subadviser, the dollar amounts of the Fund’s portfolio that are to be allocated to each ETF security and the dollar amount to be held in cash, cash equivalents or money market funds; b) comparing the Fund’s actual portfolio holdings to the target allocations set forth in the Investment Program and seeking instruction from the Subadviser for any circumstance (such as how to address an overweight or underweight allocation to a particular ETF security) that is not expressly addressed by the Investment Program; c) calculating the amount of each ETF security to be bought or sold for the Fund’s portfolio; d) executing trades as required in order to maintain portfolio allocations consistent with the Investment Program provided by the Subadviser; e) communicating with the Fund’s custodian(s); f) reconciling trade activity; and g) completing daily, monthly and quarterly reconciliation and trading volume reports as needed.

The Investment Adviser will be solely responsible for the selection of broker-dealers to effect transactions for the Fund’s portfolio and for all of the record-keeping activities associated with trading for the Fund.  The Subadviser shall have no responsibility for such activities or for identifying and resolving any errors resulting from the Investment Adviser’s submission of the Fund’s trade instructions to broker-dealers or for any losses incurred as a result of such error(s). The Investment Adviser will be responsible for oversight of all brokerage services, including responsibilities associated with any directed brokerage arrangement and responsibilities for preparing any reports associated with brokerage activity.

The Investment Adviser will advise the Subadviser on a timely basis of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, trade date, and settlement date, and such other information as the Subadviser may reasonably require.

The Investment Adviser shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

The Investment Adviser has furnished the Subadviser a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective.  The Investment Adviser agrees to furnish the Subadviser with copies of any financial statements or reports made by the Fund to their shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

3.           Expenses.  The Subadviser will bear its own costs of providing services hereunder.  The Subadviser will not be responsible for expenses of the Investment Adviser or the Fund, including, but not limited to, the following: the Fund’s legal, auditing and accounting expenses; expenses of maintenance of the Fund's books and records other than those required to be maintained by the Subadviser, including computation of the Fund’s daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Fund; fees of the Fund’s custodian, transfer agent, registrar or other agents; expenses of preparing the Fund’s share certificates; expenses relating to the redemption or repurchase of the Fund’s shares; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to each Fund’s investors (except that the Subadviser will be responsible for costs associated with supplements to such documents and all regulatory filing requirements necessitated by a change of control of the Subadviser or any change in the portfolio manager or managers assigned by the Subadviser to manage the Fund); cost of Fund stationery; costs of Trustee, shareholder and other meetings of the Trust or Fund (except that the Subadviser will be responsible for costs associated with any shareholder meeting, or any information statement prepared and distributed in lieu of a shareholder meeting, necessitated by a change of control of the Subadviser); traveling expenses of officers, trustees and employees of the Trust or Fund; fees of the Trust's trustees and salaries of any officers or employees of the Trust or Fund; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Fund and their officers and trustees.

4.           Compensation of Subadviser.  As compensation for all investment advisory services to be rendered hereunder, the Investment Adviser will pay the Subadviser an annual fee of two hundred thousand dollars ($200,000), paid in equal quarterly installments in arrears.

For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter.  The Subadviser's fee shall be payable solely by the Investment Adviser.  The Fund shall have no responsibility for such fee.

5.           Standard of Care and Liability of Subadviser.  The Subadviser will not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Subadviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm, or corporation shall have been selected, with due care and in good faith; but nothing herein contained will be construed to protect the Subadviser against any liability to the Investment Adviser, a Fund or its shareholders by reason of:  (a) the Subadviser’s advice causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s prospectus or Statement of Additional Information or any written guidelines or instruction provided in writing by the Trust’s Board of Trustees or the Investment Adviser, (b) the Subadviser’s advice causing the Fund to fail to satisfy the diversification requirements of § 817(h) of Subchapter L of the Code, or the diversification or source of income requirements of Subchapter M of the Code, (c) the Subadviser’s failure to provide a timely response to any request for instructions from the Investment Adviser for circumstances not addressed in the Investment Program; or (d) the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

The Subadviser will indemnify and hold harmless the Investment Adviser, its affiliated persons and the Fund (collectively, the "Indemnified Persons") to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by any Indemnified Person to the extent resulting, in whole or in part, from any of the Subadviser’s acts or omissions specified in (a), (b), (c) or (d) above, any breach of any duty or warranty hereunder of the Subadviser or any inaccuracy of any representation of the Subadviser made hereunder, provided, however, that nothing herein contained will provide indemnity to any Indemnified Person for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

The Investment Adviser shall indemnify and hold harmless the Subadviser to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by the Subadviser to the extent resulting, in whole or in part, from (u) the Investment Adviser’s failure to follow faithfully the Investment Program and all lawful instructions associated with the Investment Program provided by the Subadviser with respect to the Fund, (v) the Investment Adviser’s failure to seek instruction from the Subadviser on a timely basis for any circumstance not addressed by the Investment Program, (w) the Investment Adviser’s failure to provide a timely response to any request made by the Subadviser regarding information it deems necessary in order to fulfill its obligations under this Agreement; (x) Investment Adviser’s failure to make the Subadviser’s requested changes relating to the Fund’s Registration Statement so that references to the Subadviser contain, on or after the effective date thereof, no untrue statement of any material fact and do not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading; (y) the Investment Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement and (z) any breach of any duty or warranty hereunder of the Investment Adviser or any inaccuracy of any representation of the Investment Adviser made hereunder, provided, however, that nothing herein contained will provide indemnity to the Subadviser for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

Neither the Investment Adviser nor the Subadviser shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been notified and consented, such consent not to be unreasonably withheld.

6.           Term and Termination.  This Agreement shall remain in force until November 14, 2012 and from year to year thereafter, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Fund, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Subadviser or the Investment Adviser of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund.  The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, upon 60 days' written notice to the Subadviser, be terminated at any time without the payment of any penalty, as to any or all of the Fund, (a) by the Fund, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, or (b) by the Investment Adviser. This Agreement may, upon 120 days written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty as to any or all of the Fund, by the Subadviser.  This Agreement shall automatically terminate in the event of its assignment.

7.           Interpretation of Terms; Captions.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including specifically the definitions of "interested person," "affiliated person," "assignment," "control" and "vote of a majority of the outstanding voting securities"), shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.  Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

8.           Registration Statement Information Concerning Subadviser.  The Investment Adviser has provided and the Subadviser has reviewed the Registration Statement of the Trust relating to the Fund as filed with the Securities and Exchange Commission and represents and warrants that with respect to disclosure about the Subadviser or information relating directly or indirectly to the Subadviser, such Registration Statement contains, on or after the effective date thereof, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.  To that end, Investment Adviser agrees to make promptly all changes to such disclosure requested by the Subadviser.  The Subadviser agrees to review the Fund’s Prospectus and Statement of Additional Information on at least an annual basis in connection with the Trust’s annual update to its Registration Statement on Form N-1A to ensure that the description of the Fund’s investment policies and strategies followed by the Subadviser as described therein is consistent with the policies and strategies the Subadviser uses or intends to use.

9.           Other Representations and Agreements.

(i)           Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

(ii)           Each of the Subadviser and the Investment Adviser represents and warrants that it is an investment adviser duly registered with the Securities and Exchange Commission under the Advisers Act and a duly registered investment adviser in all jurisdictions in which it is required to be so registered, and will continue to be so registered for so long as this Agreement remains in effect.

(iii)           The Subadviser represents that it has adopted and implemented and shall maintain written policies and procedures with respect to its services pursuant to this Agreement that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(iv)           The Subadviser represents that it has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Trust.  The Subadviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information, whether concerning the Fund or otherwise, by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

(v)           The Subadviser agrees to maintain for the term of this Agreement and provide evidence thereof to the Fund or the Investment Adviser professional liability (error and omissions) insurance in an amount reasonably acceptable to the Investment Adviser and the Board.

(vi)           The Subadviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with respect to all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described in this Agreement and to the conduct of its business as a registered investment adviser.

(vii)           Provided that the Investment Adviser has provided the Subadviser with the exemptive orders issued to and currently in effect for each of the families of the ETFs in which the Fund may invest, the Subadviser expressly agrees to comply with the conditions imposed by the Securities and Exchange Commission on exemptive orders issued to the families of ETFs in which the Fund invests, and the Subadviser represents that it has adopted and implemented and shall maintain written policies and procedures reasonably designed to prevent violations of the conditions of such orders.

(viii)           The Subadviser agrees to notify in a timely manner the Investment Adviser and the Trust in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to: (a) the occurrence of any event that could disqualify the Subadviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (b) any material change to the Subadviser’s business activities that could have a material impact on the performance of its duties under this Agreement; (c) any event that would constitute a change of control of the Subadviser; (d) any change in the portfolio manager or portfolio management team; (e) the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to the Subadviser’s services to the Fund; and (f) any material violation of the Subadviser’s code of ethics.

(ix)           Each of the parties to this Agreement agrees to cooperate with each other party to the extent permitted by applicable laws, regulations or orders in connection with any investigation or inquiry relating to this Agreement or the Trust.

10.           Confidentiality of Portfolio Holdings Information.  The Subadviser may release portfolio holdings information with respect to the Fund only:  (i) with the prior written consent of the Trust in conformity with the Trust’s policies and procedures with respect to portfolio holdings disclosure; provided, however, that the Subadviser may, without such prior written consent, disclose portfolio holdings information to the Funds’ Investment Adviser, the Board, officers, custodian, Fund accounting agent, principal underwriter, auditors and counsel (collectively, the “Fund’s Service Providers”) solely in connection with the performance of its advisory duties for the Fund, or if required or requested by any regulatory authority with jurisdiction, judicial or administrative process or otherwise by applicable law or regulation; and (ii) if the release of the portfolio holdings information is in conformity with the disclosure set forth in the Fund’s currently effective Registration Statement.

11.           Proxy Voting.  The Investment Adviser will vote proxies relating to the Fund’s portfolio securities.  The Investment Adviser will vote all such proxies in accordance with such proxy voting policies and procedures adopted by the Trust and applicable to the Fund, including taking action with respect to corporate action elections for proxies and corporate actions communicated by the Fund or its agents to the Investment Adviser, with respect to the securities held by the Fund.  The Subadviser agrees that the Investment Adviser may consult with the Subadviser prior to voting any proxies that relate to non-routine matters.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

13.           Entire Agreement; Amendments.  This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.  It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

14.           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

15.           Independent Contractor.   In the performance of the Subadviser's duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Fund or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Fund or the Investment Adviser.

16.           Notices.  Any notice under this Agreement shall be delivered or mailed to the addresses set forth below, or such other address as any party may specify in writing to the others:

If to the Trust or Fund:

Sun Capital Advisers Trust
One Sun Life Executive Park
Wellesley, MA  02481
Attn:   President

If to the Investment Adviser:

Sun Capital Advisers LLC
One Sun Life Executive Park
Wellesley, MA  02481
Attn:  General Counsel

If to the Subadviser:

Ibbotson Associates, Inc.
22 W. Washington Street, 13th Floor
Chicago, IL 60602
Attn:           President

If delivered, such notices shall be deemed given upon receipt by the other party or parties.  If mailed, such notices shall be deemed given seven (7) days after being mailed.

17.           Limitation of Liability.  It is understood and expressly stipulated that neither the holders of shares of the Fund nor the Trustees shall be personally liable hereunder.  All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

18.           Execution in Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SUN CAPITAL ADVISERS TRUST

/s/ Lena Metelitsa
By:
Lena Metelitsa
Its:           Treasurer & Chief Financial Officer

SUN CAPITAL ADVISERS LLC

/s/ John T. Donnelly
By:
John T. Donnelly
Its:           President

/s/ Lena Metelitsa
By:
Lena Metelitsa
Its:           Managing Director & Chief Financial Officer

IBBOTSON ASSOCIATES, INC.
/s/ Peng Chen
By:
Peng Chen
Its:           President